EXHIBIT 99.1

NEWS RELEASE

Contact:	Peter D. Brown
Vice President, Treasurer
and Investor Relations
Foot Locker, Inc.
(212) 720-4254

FOOT LOCKER, INC. REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

•	Fourth Quarter Income from Continuing Operations Increases 7.0 Percent to $0.61 Per Share

•	Full Year Income from Continuing Operations is $1.67 Per Share

•	Full Year Pre-tax Income Increases 8.3 Percent

•	Year-end Cash Position, Net of Debt Totals $261 million

•	2006 Income From Continuing Operations Expected to Increase to $1.75 to $1.85 Per Share

•	2006 Capital Expenditures Planned to Increase to $190 Million

NEW YORK, NY, March 1, 2006 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its fourth quarter and full year ended January 28, 2006.

Fourth Quarter Results

Net income increased 7.0 percent to $0.61 per share, or $96 million, from $0.57 per share, or $89 million last year. Included in this year’s results was a credit of $0.02 per share, or $3 million, from insurance proceeds related to Hurricanes Katrina, Rita and Wilma, net of related income tax expense. Also recorded in this year’s fourth quarter, was net income of $0.04 per share, or $6 million, resulting from a reduction of the Company’s income tax valuation allowance primarily due to actions taken to utilize international tax loss carry forwards. As a result, the Company’s effective income tax rate for this year’s fourth quarter was approximately 32 percent, in line with the comparable period of last year.

For the fourth quarter period, sales increased 1.9 percent to $1,564 million this year compared with sales of $1,535 million for the corresponding prior year period. Fourth quarter comparable-store sales increased 3.9 percent.

Full Year Results

Full year net income was $1.68 per share, or $264 million, compared with $1.88 per share, or $293 million last year. Net income for 2005 includes $1 million, or $0.01 per share, from discontinued operations, and for 2004 net income includes $38 million, or $0.24 per share, from discontinued operations. Excluding the income from discontinued operations, the Company’s income from continuing operations in 2005 increased 1.8 percent to $1.67 per share, or $263 million, versus $1.64 per share, or $255 million last year. The $0.02 per share credit related to insurance recoveries recorded during the fourth quarter, as outlined above, essentially offset charges, net of credits, totaling $0.02 per share recorded during the Company’s third fiscal quarter related to these hurricanes, potential insolvency of one of the Company’s insurance administrators and the settlement of litigation proceedings.

Full year sales increased 5.6 percent to $5,653 million, compared with sales of $5,355 million last year. Comparable-store sales increased 2.7 percent.

“Our financial results in 2005 reflected solid sales and profit gains posted by our combined North American businesses, which were partially offset by declines in certain international markets,” stated Matthew D. Serra, Foot Locker, Inc.’s chairman and chief executive officer. “In total, we generated an 8.3 percent increase in pre-tax income and effectively continued to implement our strategic priorities. We are also encouraged that we were able to strengthen our financial position further, while also redeploying additional cash to benefit our shareholders.”

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Foot Locker, Inc. 112 West 34th Street, New York, NY 10120

Financial Position

At the end of the year, the Company’s cash position, net of debt, stood at $261 million, a $134 million improvement versus last year. The Company utilized its strong cash flow during 2005 to fund the following initiatives:

•	$163 million was reinvested through its capital expenditure program

•	$35 million of long-term debt was repaid to its banks

•	$26 million contribution was made to its pension plans

•	$49 million was paid in dividends to common shareholders, an approximate 25 percent increase versus the prior year

•	$35 million was utilized to repurchase 1.6 million shares of its common stock

Store Count Highlights

The Company opened 119 new stores during the year, remodeled/relocated 316 stores, and closed 165 stores. The closings include 25 that were impacted by Hurricanes Katrina, Rita or Wilma, most of which the Company will strive to reopen in 2006. At January 28, 2006, the Company operated 3,921 stores in 20 countries in North America, Europe and Australia.

2006 Outlook

The Company plans to focus its efforts on continuing to increase the productivity of its existing business while also pursuing its growth strategies. Capital expenditures are planned at $190 million, an increase of 17 percent versus 2005. The Company plans to open approximately 175 new stores, remodel and relocate 350 stores, and close 110 stores.

A low-to-mid single digit comparable-store sales increase is planned for 2006, which the Company currently expects will contribute to an earnings increase to between $1.75 and $1.85 per share. The Company currently expects its first quarter earnings to be in the range of $0.37 to $0.40 per share.

The Company is hosting a live conference call at 10:00 am (EST) on Thursday, March 2, 2006 to discuss these results and provide guidance with regard to its earnings outlook for 2006. This conference call may be accessed live from the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. The conference call will be available for web-cast replay until 5:00 pm on Monday, March 6, 2006.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, which reflect management’s current views of future events and financial performance. These forward-looking statements are based on many assumptions and factors detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), unseasonable weather, risks associated with foreign global sourcing, including political instability, changes in import regulations, disruptions to transportation services and distribution, economic conditions worldwide, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas and the ability of the Company to execute its business plans effectively with regard to each of its business units. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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FOOT LOCKER, INC.
Condensed Consolidated Statements of Operations
(unaudited)
Periods ended January 28, 2006 and January 29, 2005
(In millions, except per share amounts)

	Fourth Quarter 2005	Fourth Quarter 2004

Sales	$1,564	$1,535

Cost of sales	1,080	1,058
Selling, general and administrative expenses	301	302
Depreciation and amortization	43	42
Interest expense, net	2	3
Other income	(3)	—

	1,423	1,405

Income from continuing operations before income taxes	141	130
Income tax expense	45	41

Income from continuing operations	$96	$89

Income from disposal of discontinued operations, net of tax	—	—

Net income	$96	$89

Diluted EPS:
Income from continuing operations	$0.61	$0.57
Income from disposal of discontinued operations, net of tax	—	—

Net income	$0.61	$0.57

Weighted-average diluted shares outstanding	156.7	157.8

	Year-To-Date 2005	Year-To-Date 2004

Sales	$5,653	$5,355

Cost of sales	3,944	3,722
Selling, general and administrative expenses	1,129	1,088
Depreciation and amortization	171	154
Restructuring charge	—	2
Interest expense, net	10	15
Other income	(6)	—

	5,248	4,981

Income from continuing operations before income taxes	405	374
Income tax expense	142	119

Income from continuing operations	263	255

Income from disposal of discontinued operations, net of tax(1)	1	38

Net income	$264	$293

Diluted EPS:
Income from continuing operations	$1.67	$1.64
Income from disposal of discontinued operations, net of tax(1)	0.01	0.24

Net income	$1.68	$1.88

Weighted-average diluted shares outstanding	157.6	157.1

(1)	2004 Income tax benefit related to discontinued businesses.

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FOOT LOCKER, INC.
Condensed Consolidated Balance Sheets
(unaudited)
(In millions)

	January 28, 2006	January 29, 2005

Assets

CURRENT ASSETS
Cash, cash equivalents and short-term investments	$587	$492
Merchandise inventories	1,254	1,151
Other current assets	167	189

	2,008	1,832

Property and equipment, net	675	715
Deferred tax assets	151	180
Other assets	477	510

	$3,311	$3,237

Liabilities and Shareholders’ Equity

CURRENT LIABILITIES
Accounts payable	$361	$381
Accrued liabilities and other liabilities	304	285
Current portion of long-term debt and obligations under capital leases	50	18

	715	684

Long-term debt and obligations under capital leases	276	347
Other liabilities	293	376
SHAREHOLDERS’ EQUITY	2,027	1,830

	$3,311	$3,237

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FOOT LOCKER, INC.
Store and Estimated Square Footage – Continuing Operations
(unaudited)
(Square footage in thousands)

	January 28, 2006	January 29, 2005	January 31, 2004

Foot Locker U.S.
Number of stores	1,395	1,428	1,448
Gross square footage	5,602	5,809	5,916
Selling square footage	3,290	3,390	3,447

Footaction
Number of stores	363	349	—
Gross square footage	1,718	1,683	—
Selling square footage	1,060	1,049	—

Lady Foot Locker
Number of stores	553	567	584
Gross square footage	1,238	1,265	1,303
Selling square footage	693	705	723

Kids Foot Locker
Number of stores	327	346	357
Gross square footage	791	837	863
Selling square footage	472	497	514

Champs Sports
Number of stores	556	570	581
Gross square footage	3,045	3,173	3,239
Selling square footage	2,096	2,178	2,244

Foot Locker International
Number of stores	727	707	640
Gross square footage	2,089	2,013	1,823
Selling square footage	1,099	1,069	992

Total Athletic Group
Number of stores	3921	3,967	3,610
Gross square footage	14,483	14,780	13,144
Selling square footage	8,710	8,888	7,920

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